Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 12, 2012 related to the audit of the statements of operating revenues and direct operating expenses of the oil and gas working interests acquired by Arête Industries, Inc. on July 29, 2011 included in the Registration Statement on Form S-1 of Arête Industries Inc. and to the use of our name, and the statements with respect to us, under the heading “Experts” in the prospectus.

/s/ Causey Demgen & Moore P.C.

Denver, Colorado

October 25, 2012